Contact:
Bill Smith
Verilink Corporation
256.327.2204
bsmith@verilink.com

Verilink Reports Third Quarter Results

MADISON, Ala. April 23, 2003 Verilink Corporation (NasdaqSC: VRLK) today reported its financial results for the third quarter ended March 28, 2003.

Net sales for the quarter were $5.4 million, up 47% from net sales of $3.7 million in the third quarter of fiscal 2002. Sequentially, third quarter sales decreased 11% from net sales of $6.1 million in the second quarter of fiscal 2003.

“The highlight of the quarter was the completion of the acquisition of the network access products division of Polycom, which includes the industry leading NetEngine family of IADs (integrated access devices) and routers that enable enterprise customers to access broadband and voice over broadband services, including VoIP and VoDSL,” said Leigh S. Belden, president and chief executive officer of Verilink Corporation.

Net loss for the quarter was $252,000, including a charge of $316,000 for in process research & development related to the NetEngine acquisition. This compares to a net loss of $9.4 million in the third quarter of fiscal 2002, which included a $4.8 million charge for the impairment of long-lived assets. Loss per share for the quarter was $(0.02) on a primary and diluted basis compared to a loss per share of $(0.59) for the third quarter of fiscal 2002. Net income in the second quarter of fiscal 2003 was $605,000, or $0.04 per share.

Gross margins were 42.9% during the quarter compared to 11.7% in the third quarter of fiscal 2002, which included additional inventory reserves and severance costs in the year ago quarter that totaled $929,000. Compared to the prior sequential quarter, gross margins declined, as we forecasted in January 2003, from 51.9% to 42.9% due to the product sales mix, lower volume and transition costs related to the NetEngine product line acquisition.

As a result of management actions enacted during calendar 2002, research & development, selling, general and administrative expenses for the third quarter of fiscal 2003 declined $2.6 million to $2.5 million from $5.1 million in the third quarter of fiscal 2002. Operating expenses in the third quarter of fiscal 2003 were reduced in total by $443,000 for adjustments to reserves and accruals to reflect collection of notes receivable and other quarterly adjustments. Operating

Verilink Reports Third Quarter Results

expenses in the third quarter of fiscal 2002 included $1.8 million for the accrual of severance costs, relocation expenses and other reserves recorded in that quarter.

Verilink has entered into a letter of intent (“LOI”) to sell its facility located in Cummings Research Park West at 950 Explorer Blvd., Huntsville, Alabama. The sale of this facility, which is leased to The Boeing Company, will not affect Company operations since the Company moved to the Madison facility in July 2002. This sale is expected to increase cash, retire all long-term debt, provide a net gain on the sale, and have a nominal impact on future operating results. The LOI is subject to a number of conditions, including among others, the purchaser’s ability to obtain appropriate financing and the execution of a binding Purchase and Sale Contract.

A live Webcast of the conference call discussing Verilink’s third quarter results and outlook is scheduled for April 23, 2003 at 4:00 p.m. CDT and is available on the Internet by visiting

http://www.firstcallevents.com/service/ajwz378837495gf12.html

Instructions for listening to this call are contained in the Company’s press release dated April 16, 2003 and may be found on the Company’s website. A replay of the conference call will be available through the PR Newswire website and in the “News and Events” section of the Company’s website at http://www.verilink.com.

About Verilink Corporation

Verilink provides voice and data access solutions at the network edge over T1/E1, DDS, T3, ISDN and xDSL. Verilink offers a wide range of VoATM, VoDSL, VoIP, TDM, inverse multiplexing and cross connection solutions, as well as converged solutions for access to Frame Relay, ATM and IP-based networks for Service Providers and the enterprise. The Company’s headquarters are located at 127 Jetplex Circle, Madison, AL 35758. Verilink stock trades on the NASDAQ SmallCap Market under the symbol VRLK. To learn more about Verilink, visit the website at http://www.verilink.com.

Note: Statements regarding prospects and contributions from recent acquisition and all other statements in this press release that are not historical facts are forward looking and actual results could differ materially. Among the factors that could cause actual results to differ are the ability to reduce costs and increase sales of acquired product lines, impact of customer concentration and the financial strength of customers, the impact to revenue from future sales opportunities, technological change, and changes in demand for the Company’s products. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the Company’s most recent filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q. The Company disclaims any duty to update the forward -looking statements contained herein, except as may be required by law.

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Verilink and the Verilink logo are registered trademarks of Verilink Corporation. All other trademarks or registered trademarks are the property of the respective owners.

Verilink Reports Third Quarter Results

VERILINK CORPORATION

Condensed Consolidated Financial Statements (thousands except per share amounts)

	Three months ended		Nine months ended
	March 28,	March 29,	March 28,	March 29,
CONSOLIDATED STATEMENTS	2003	2002	2003	2002
OF OPERATIONS	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$5,447	$3,704	$20,305	$15,412
Cost of sales	3,109	3,271	10,260	11,208

Gross profit	2,338	433	10,045	4,204
Research and development	1,029	904	2,583	4,632
Selling, general and administrative	1,460	4,147	5,649	11,824
In process research and develoment write-off	316	—	316	—
Impairment of long-lived assets	—	4,815	—	5,365

Operating income (loss)	(467)	(9,433)	1,497	(17,617)
Interest and other income, net	257	136	481	440
Interest expense	(42)	(58)	(142)	(215)

Income (loss) before provision for
income taxes	(252)	(9,355)	1,836	(17,392)
Provision for income taxes	—	—	—	—

Net income (loss) before accounting
change	(252)	(9,355)	1,836	(17,392)
Cumulative effect of change in accountng
principle, relating to goodwill	—	—	(1,233)	—

Net income (loss)	$(252)	$(9,355)	$603	$(17,392)

Net income (loss) per share:
Basic and Diluted	$(0.02)	$(0.59)	$0.04	$(1.10)
Cumultaive effect of change in
accounting principle, relating to goodwill	$—	$—	$(0.08)	$—

Shares used to compute net income (loss)
per share - Basic	14,856	15,945	14,940	15,878

Shares used to compute net income (loss)
per share - Diluted	14,856	15,945	15,340	15,878

			March 28,
			2003	June 28,
CONSOLIDATED BALANCE SHEETS			(Unaudited)	2002

Current assets:
Cash and cash equivalents			$7,264	$5,630
Short-term investments			101	598
Accounts receivable, net			3,582	4,045
Inventories, net			2,481	1,246
Other current assets			211	354

Total current assets			13,639	11,873
Property held for lease, net			6,510	6,456
Property, plant, and equipment, net			1,470	832
Restricted cash			1,000	1,000
Other assets			2,754	2,019

Total assets			$25,373	$22,180

Current liabilities			$8,226	$5,583
Long-term debt and other long-term liabilities			3,931	4,480
Stockholders’ equity			13,216	12,117

Total liabilities and stockholders’ equity			$25,373	$22,180